EXHIBIT 5.1 Legal Opinion of K.J. Davis, and Associates L.L.C.
K.J. DAVIS, AND ASSOCIATES L.L.C.
P.O. Box 2235
Stone Mountain, Georgia 30086
(678)471-6979

April 9, 20002
Board of Directors
Investment Technology, Incorporated
5235 Chain Island Road
Las Vegas, NV 89118
Re: Form S-8 Registration Statement; Opinion of Counsel
Dear Members of the Board:
You have requested our opinion with respect to certain
matters in connection with Investment Technology
Communication Corp.'s (the "Company")
 filing of a registration statement on Form S-8
(the "Registration Statement")
 with the Securities and Exchange Commission covering the offering of an aggregate of 12,000,000 shares of the Company's common stock, no par value (the "Shares"), pursuant to certain consulting agreements
 (the "Agreements") and the 2002 Non-Qualified Stock
Compensation Plan (the "Stock Plan").
In connection with this opinion, we have examined the Registration
Statement and such other documents, records, certificates, memoranda and other instruments as we deemed necessary for the basis of this opinion.
We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Agreements,
 Stock Plan and the Registration Statement and related prospectus, will be validly issued, fully paid and non-assessable.
Very truly yours,
/s/ K.J. Davis, and Associates L.L.C.
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K.J. Davis, and Associates L.L.C.